SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 20, 2003

EXTEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-16354	52-1412493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Access Road, Suite 700 Warwick, RI 02886
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (401) 384-1000

ITEM 4. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

On January 13, 2003, Exten Industries, Inc. (the "Registrant") dismissed Swenson Advisors, LLP (the "Former Auditor") as its independent certifying accountants. The Former Auditor's audit report on the Company's consolidated financial statements for the year ended November 30, 2001 was included in the Company's Form 10-KSB, which was filed on February 28, 2002. The audit report contained no adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles but did contain modifications as to the Registrant's ability to continue as a going concern for the year ended November 30, 2001. The audit report for fiscal year ended November 30, 2001 was the only audit report issued by the Former Auditor during its engagement by the Registrant.

The decision to dismiss the Former Auditor was approved by Audit Committee and the Company's Board of Directors. Consequently, following the approval of its Board of Directors, the Company informed the Former Auditor by letter dated January 15, 2003 that the Company was dismissing the Former Auditor. On January 14, 2003, the Company engaged as its new independent auditor J. H. Cohn LLP (the "New Auditor") to audit the Company's consolidated financial statements for the years ended November 30, 2002 and 2003.

There were no disagreements between the Company and the Former Auditor during the fiscal year ended November 30, 2001, and the interim periods ended August 31, 2002 and through the date of the Former Auditor's dismissal on any matter of accounting principles or practices, financial statement disclosure or auditing scope, or procedure which disagreements if not resolved to the satisfaction of Swenson Advisors, LLP, would have caused that firm to make reference in connection with its report on the consolidated financial statements of the Registrant for such year.

Prior to the engagement of the New Auditor, there were no consultations between the Company and the New Auditor relating to disclosable disagreements with the Former Auditor, how accounting principles would be applied by the New Auditor to a specific transaction, or the type of an opinion the New Auditor might render.

Registrant has provided Swenson Advisors, LLP with a copy of the disclosures the Registrant is making in this 8-K/A in response to the disclosures required by Regulation S-K (or Regulation S-B for small business issuers), Item 304(a). Swenson Advisors, LLP has furnished Registrant with a letter addressed to the Commission stating its agreement and absence of any disagreement with the statements made by the Registrant in response to this Item. Registrant has filed herewith Swenson Advisors, LLP's letter as Exhibit 16.1 to this Form 8-K/A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTEN INDUSTRIES, INC.

Date: February 20, 2003	By: /S/ W. Gerald Newmin
W. Gerald Newmin,
Chief Executive Officer